Exhibit 99.1

Press Release

Release Date:	April 17, 2020	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2020 RESULTS

Philadelphia, Pennsylvania (April 17, 2020) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.9 million, or $0.33 per basic share and $0.32 per diluted share, for the quarter ended March 31, 2020 as compared to $2.3 million, or $0.27 per basic share and $0.26 per diluted share, for the same quarter in fiscal 2019.  For the six months ended March 31, 2020, the Company reported net income of $5.4 million, or $0.61 per basic share and $0.60 per diluted share as compared to $4.3 million, or $0.49 per basic and $0.48 per diluted share, for the same period in fiscal 2019.

Dennis Pollack, President and CEO, commented, “While we are pleased to be able to report increased earnings, especially in light of the economic challenges created by the ongoing COVID-19 pandemic, I am more pleased to report on and express my sincere appreciation to the employees of the Bank for all their efforts and dedication during this crisis. They are focused on what we can do for our customers, our community and our employees during this challenging period.  We want to express our sincere appreciation and gratitude to all those on the front lines of the pandemic, especially health care workers and first responders. To help those who help all of us, but especially the most vulnerable among us, we have made contributions of food to support the staffs at local hospitals, police stations and fire departments.”

Mr. Pollack went on to say, “In order to assist our customers through these unprecedented times, we have waived overdraft fees, accommodated certain requests for loan payment extensions and we are participating in the SBA’s Paycheck Protection Program enacted as part of the CARES Act stimulus legislation.  We are working with both residential and commercial borrowers to help them meet the unexpected financial challenges stemming from the COVID-19 pandemic and will continue to do so.  Our continued strong capital and liquidity enable us to help our customers at this time when they most need our assistance. We are closely monitoring the rapidly challenging environment surrounding the COVID-19 pandemic but remain confident in our long-term strength and stability and our ability to the weather the storm of this crisis.”

Net Interest Income:

For the three months ended March 31, 2020, net interest income decreased to $5.8 million as compared to $6.3 million for the same period in fiscal 2019. The decrease reflected the effects of an increase of $411,000, or 8.5%, in interest paid on deposits and borrowings combined with a $124,000 or 1.1%, decrease in interest income.  The increase in the interest paid on deposits and borrowings was due to an $82.6 million increase in the average balance of such liabilities.  Net-interest income continued to reflect, as well, the effects of margin compression. The yield on interest-earning assets decreased by 38 basis points, to 3.60% for the quarter ended March 31, 2020 from the comparable period in 2019 due to a reduction in market yields of interest in all interest-earning asset categories.

As part of the Company’s strategic lending initiatives, the Company increased its involvement in commercial and construction lending. The yields on such loans are typically tied to the Wall Street Journal Prime Rate (“WSJ Prime”) and adjust rapidly with changes in the WSJ Prime.  With the recent unexpected significant decline in the WSJ Prime, a significant portion of the Company’s commercial and construction loan portfolio experienced downward adjustments in the interest rates on such loans.

For the six months ended March 31, 2020, net interest income was $12.1 million as compared to $12.3 million for the same period in fiscal 2019. The decrease was due to an increase of $1.9 million, or 21.7%, in interest paid on deposits and borrowings. Partially offsetting the increase in interest expense was an increase in interest income of $1.7 million, or 8.1%.  The weighted average cost of borrowings and deposits increased to 1.96% during the six months ended March 31, 2020 from 1.83% during the comparable period in 2019 primarily due to increases in market rates of interest, reflecting in part the competitive market for deposits in the areas in which the Company operates.  The increase in interest income was primarily due to the increase in the weighted average balance of interest-earning assets partially offset by the 20 basis point decline in the weighted average yield earned on our interest-earning assets.

For the three and six months ended March 31, 2020, the net interest margin was 1.89% and 1.96%, respectively, compared to 2.26% and 2.27% for the same periods in fiscal 2019, respectively. The margin compression experienced in the 2020 periods in large part reflected the more rapid decline in asset yields as compared to liability costs in response to the declining interest rate environment. The Company’s interest-earning assets are more rate sensitive than its interest-bearing liabilities and as a consequence, the Company’s yield on its interest-earning assets more rapidly experience the impact of declines in market rates.

Non-Interest Income:

Non-interest income amounted to $2.7 million and $3.5 million for the three and six month periods ended March 31, 2020, respectively, compared to $542,000 and $922,000, respectively, for the comparable periods in fiscal 2019. The increase experienced in both of the 2020 periods was primarily attributable to the gain on sale of various investment securities of $2.4 million and $2.7 million for the quarter and six month periods ended March 31, 2020, respectively.

Non-Interest Expenses:

For the three and six month periods ended March 31, 2020, non-interest expense increased $314,000 or 7.7% and $343,000 or 4.2%, respectively, compared to the same periods in the prior fiscal year.  Non-interest expense increased in both of the fiscal 2020 periods primarily due in part to the hiring of additional personnel in our lending operations to support our expanded lending activities.  Partially offsetting these increases were decreases in professional fees and occupancy expense as the Company maintained its focus on the continued implementation of operating efficiencies. The continued improvement of the Company’s efficiency ratio reflects the success of management’s efforts.  The efficiency ratio for the six months ended March 31, 2020 improved to 54.3% from 61.7% for the same period in fiscal 2019.

Income Taxes:

For the three month and six-month periods ended March 31, 2020, the Company recorded tax expense of $572,000 and $1.1 million, respectively, compared to $380,000 and $809,000 for the same periods in fiscal 2019.  The increase in the three and six month periods was commensurate with the increase in pre-tax income.

Balance Sheet:

The Company had total assets of $1.3 billion at both March 31, 2020 and September 30, 2019.  At March 31, 2020, the investment portfolio decreased by $51.2 million to $530.3 million as compared to $581.5 million at September 30, 2019 primarily as a result of investment securities sales and calls.  Net loans receivable decreased slightly by $13.4 million to $572.1 million at March 31, 2020 from $585.5 million at September 30, 2019 both due to the continued intense competition for quality loans as well as to the sale of a $14.0 million package of long-term, fixed-rate mortgage loans undertaken to address the Company’s interest-rate margin compression.

Total liabilities were $1.1 billion at both March 31, 2020 and September 30, 2019, although deposits and FHLB borrowings decreased modestly as the Company has been allowing higher costing certificates of deposit and FHLB borrowings run-off as they mature in order to reduce its cost of funds.

Total stockholders’ equity decreased by $7.4 million to $132.2 million at March 31, 2020 from $139.6 million at September 30, 2019. The decrease was primarily due to a $6.0 million decrease in the appreciation in the fair market value of interest rate swaps and available for sale securities.  The decrease in the value of the swaps was due to the large decrease in market rates of interest.  Also contributing to the decrease were dividend payments totaling $5.1 million and treasury stock repurchases, net of stock plan activity, of $1.3 million. For the six months ended March 31, 2020, the Company repurchased 151,846 shares at an average cost of $13.45. These decreases were partially offset by net income of $5.4 million.

Asset Quality:

At March 31, 2020, the Company’s non-performing assets totaled $14.3 million or 1.1% of total assets as compared to $14.3 million or 1.1% of total assets at September 30, 2019. Non-performing assets at March 31, 2020 included five construction loans aggregating $8.7 million, 24 one-to-four family residential loans aggregating $3.3 million, and four commercial real estate loans aggregating $1.4 million. Non-performing assets at March 31, 2020 also included real estate owned consisting of two single-family residential properties with an aggregate carrying value of $406,000. At March 31, 2020, the Company had four loans totaling $5.3 million that were classified as troubled debt restructurings (“TDRs”). One TDR is on non-accrual and consists of a $423,000 loan secured by a single-family residential property and is performing in accordance with the restructured terms. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are part of a lending relationship totaling $10.6 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. Two units have been sold in the project and a portion of the proceeds have been applied against the outstanding debt.

The Company recorded a provision for loan losses of $500,000 and $625,000, respectively, for the three and six months ended March 31, 2020, compared to no provisions for loan losses for the same periods in fiscal 2019, primarily as a precaution due to the uncertainty associated with the economic effects of COVID-19 and the potential credit deterioration caused thereby. Although no delinquencies have occurred as of March 31, 2020 due to the effects of the COVID-19 pandemic, a number of borrowers contacted the Bank regarding deferments of upcoming loan payments. These deferments are not anticipated to be TDRs as all applicable borrowers were current as of December 31, 2019 and the request for the deferments were related to the current economic conditions caused by COVID-19, not underlying weaknesses within the respective loans. Notwithstanding the foregoing, the Company believes there is a material risk that credit losses and non-performing assets may increase due to current economic conditions. During the three and six months ending March 31, 2020, the Company recorded three charge offs aggregating $74,000. During the three and six months ended March 31, 2020, the Company recorded recoveries aggregating $7,000 and $17,000, respectively.  During the three and six months ended March 31, 2019, the Company recorded no charge offs and one recovery in the amount of $58,000.

The allowance for loan losses totaled $6.0 million, or 1.0% of total loans and 42.8% of total non-performing loans at March 31, 2020 as compared to $5.4 million, or 0.9% of total loans and 38.7% of total non-performing loans at September 30, 2019. The Company believes that the allowance for loan losses at March 31, 2020 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2019, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2020	2019
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,267,234	$1,289,434
Cash and cash equivalents	76,688	47,968
Investment and mortgage-backed securities:
Held-to-maturity	28,937	68,635
Available-for-sale	511,333	512,822
Loans receivable, net	572,122	585,456
Goodwill and intangible assets	6,494	6,550
Deposits	731,484	745,444
FHLB advances	354,624	376,904
Non-performing loans	13,914	13,936
Non-performing assets	14,320	14,284
Stockholders’ equity	132,246	139,611
Full-service offices	10	10

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2020	2019	2020	2019
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$11,010	$11,134	$22,837	$21,136
Total interest expense	5,222	4,811	10,706	8,797
Net interest income	5,788	6,323	12,131	12,339
Provision for loan losses	500	-	625	-
Net interest income after provision for loan losses	5,288	6,323	11,506	12,339
Total non-interest income	2,668	542	3,500	922
Total non-interest expense	4,460	4,146	8,481	8,138
Income before income taxes	3,496	2,719	6,525	5,123
Income tax expense	572	380	1,138	809
Net income	$2,924	$2,339	$5,387	$4,314
Basic earnings per share	$0.33	$0.27	$0.61	$0.49
Diluted earnings per share	$0.32	$0.26	$0.60	$0.48
Dividends paid per common share	$0.50	$0.05	$0.57	$0.10
Tangible book value per share at end of period(1)	14.32	14.25	14.32	14.25
Common stock outstanding (shares)	$8,782,025	$8,951,400	$8,782,025	$8,931,400

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.60%	3.98%	3.69%	3.89%
Average rate paid on interest-bearing liabilities	1.93%	1.94%	1.96%	1.83%
Average interest rate spread (3)	1.67%	2.04%	1.73%	2.06%
Net interest margin (3)	1.89%	2.26%	1.96%	2.27%
Average interest-earning assets to average interest-bearing liabilities	112.94%	112.90%	113.24%	112.84%
Net interest income after provision for loan losses to non-interest expense	118.57%	152.51%	135.67%	151.62%
Total non-interest expense to total average assets	1.39%	1.43%	1.32%	1.44%
Efficiency ratio(4)	52.74%	60.39%	54.26%	61.37%
Return on average assets	0.91%	0.81%	0.84%	0.76%
Return on average equity	8.28%	7.08%	7.26%	6.60%
Average equity to average total assets	11.02%	11.40%	11.51%	11.56%

	At or for the Three Months Ended March 31,		At or for Six Months Ended March 31,
	2020	2019	2020	2019
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.43%	2.32%	2.43%	2.32%
Non-performing assets as a percentage of total assets(6)	1.14%	1.16%	1.14%	1.16%
Allowance for loan losses as a percentage of total loans	1.03%	0.89%	1.03%	0.89%
Allowance for loan losses as a percentage of non-performing loans	42.84%	38.68%	42.84%	38.68%
Net charge-offs (recoveries) to average loans receivable	0.05%	(0.04)%	0.02%	(0.04)%

Capital Ratios(7)
Tier 1 leverage ratio
Company	10.26%	11.35%	10.26%	11.35%
Bank	10.13%	11.06%	10.13%	11.06%
Tier 1 common risk-based capital ratio
Company	18.37%	19.49%	18.37%	19.49%
Bank	18.09%	18.98%	18.09%	18.98%
Tier 1 risk-based capital ratio
Company	18.37%	19.49%	18.37%	19.49%
Bank	18.09%	18.98%	18.09%	18.98%
Total risk-based capital ratio
Company	19.28%	20.32%	19.28%	20.32%
Bank	19.00%	19.82%	19.00%	19.82%
____________________

(1) Non-GAAP measure: see reconciliation below.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)   Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)   The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)   Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)   Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings (“TDR”) due to being recently restructured. TDRs are initially placed on non-accrual in connection with such restructuring and remain on non-accrual until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)  The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosure

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. This disclosure should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the Polonia Bancorp, Inc. acquisition as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP).

	As of March 31, 2020		As of September 30, 2019
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$132,246	$132,246	$139,611	$139,611
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	392	--	448
Total intangibles	$--	$6,494	$--	$6,550
Adjusted stockholders’ equity	$132,246	$125,752	$139,611	$133,061
Shares of common stock outstanding	8,782,025	8,782,025	8,889,447	8,889,447
Adjusted book value per share	$15.06	$14.32	$15.71	$14.97